Exhibit 99.1 - First Amendment to Loan Agreement and Revolving Credit Note

                                FIRST AMENDMENT
                  TO LOAN AGREEMENT AND REVOLVING CREDIT NOTE



      THIS FIRST AMENDMENT TO LOAN AGREEMENT (this "AGREEMENT") is made as of September 25, 2007, between South Texas Oil Company, a Nevada corporation
("BORROWER"), and Longview Fund, L.P., a California limited partnership ("LENDER").

                             W I T N E S S E T H:

      WHEREAS, Borrower and Lender entered into that certain Loan Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, the "LOAN AGREEMENT"), dated as of January 31, 2007, pursuant to which Lender extended to Borrower the right to require Lender to purchase promissory notes in a principal amount not to exceed an aggregate of $15,000,000 (the "MAXIMUM ADVANCE AMOUNT"), which obligation is represented by that certain Revolving Credit Note (the "REVOLVING NOTE"), dated January 31, 2007, issued by Borrower in favor of Lender, and that certain Security Agreement (the "SECURITY AGREEMENT"), dated as of January 31, 2007, pursuant to which, Borrower granted to Lender a security interest in the Collateral (as defined in the Security Agreement), on the terms and conditions more specifically set forth therein.

      WHEREAS, As of the date of this Agreement, prior to giving effect to the Immediate Draw (as defined below), the outstanding principal amount of the Revolving Note is $8,445,000.

      WHEREAS,  Borrower  desires  to  acquire  certain  assets  from Diversity
Petroleum,  L.P.  and  other  sellers  for  a  purchase  price  which  includes
$7,500,000 in cash (the "ACQUISITION"), for which Borrower requires an advancement under the Loan Agreement, which amount, when combined with the aggregate loan amounts previously borrowed by Borrower and currently available to Borrower under the Loan Agreement exceeds the Maximum Advance Amount.

      WHEREAS, in connection with the Acquisition, Borrower has requested, and Lender has agreed, (i) to amend the Loan Agreement and the Revolving Note to increase the Maximum Advance Amount from $15,000,000 to $30,000,000, and (ii) to provide for the advance of the Immediate Draw (as defined below), each as provided herein.

      WHEREAS, in order to induce Lender to enter into this Agreement, Borrower and/or its Subsidiaries (as defined below) will execute and deliver to Lender those certain Conveyances of Overriding Royalty Interests (as defined below), each in a form acceptable to Lender, whereby Borrower shall, and/or shall cause the applicable Subsidiaries to, grant perpetual overriding royalty interests as described on Schedule I in the hydrocarbon production of all of Borrower's and the Subsidiaries' current and future interests in its current Real Property (as defined below), except for the South Texas Properties (as defined below) (the "CONVEYANCES OF OVERRIDING ROYALTY INTEREST" and the Real Property to be subject thereto, the "OVERRIDE PROPERTIES"), and as shall be more specifically set forth in the Conveyances of Overriding Royalty Interests.

      NOW, THEREFORE, in consideration of the agreements, provisions and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and Lender agree as follows:

      1.    Amendment to the Loan Agreement and Revolving Note.

            a. Lender hereby agrees with Borrower that, as of the date first above written, Section 2.1 ("MAXIMUM ADVANCES") of the Loan Agreement is hereby amended to replace the number "$15,000,0000.00" with the number "$30,000,000.00."

            b. Lender hereby agrees with Borrower that, as of the date first above written, the Revolving Note is hereby amended to replace all references to the number "$15,000,000.00" and "FIFTEEN MILLION DOLLARS" with the number "$30,000,000.00" and "THIRTY MILLION DOLLARS," respectively.

            c. As amended hereby, each of the Loan Agreement and the Revolving Note remain in full force and effect.

            d. Promptly following the date hereof, Borrower will execute an amended and restated Revolving Note to reflect the amendments set forth in this
Section 1.

      2. Conveyances of Overriding Royalty Interests. As an inducement to the Lender to enter into this Agreement, within 5 days of the date hereof, Borrower and its Subsidiaries shall duly execute and deliver to Lender the Conveyances of Overriding Royalty Interests.

      3.    Advancement of Funds.

            a. Lender hereby agrees to advance to Borrower, on the date hereof or such other date as otherwise mutually agreed upon by the parties hereto (in any case, the "CLOSING DATE"), pursuant to the Loan Agreement, an amount equal to $8,500,000.00 (the "IMMEDIATE DRAW"), subject to the conditions set forth below in Section 3(b). In connection with the advance of the Immediate Draw, Lender hereby waives the condition of Section 2.3 of the Loan Agreement that limits the amount that Lender shall advance to Borrower in any calendar month to $2,000,000.00 (the "MONTHLY DRAW LIMITATION").

            b. The obligation of the Lender to advance the Immediate Draw to Borrower is subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

                  (i) The representations and warranties of the Borrower shall be true and correct as of the date when made and as of the Closing Date as though made at that time and the Borrower shall have, and shall have caused the Subsidiaries to have, performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents (as defined in the Loan Agreement, as amended hereby) to be performed, satisfied or complied with by the Borrower and/or the Subsidiaries at or prior to the Closing Date; and

                  (ii) The Borrower shall, or shall have caused one of the Subsidiaries to, contemporaneously with the advancement of the Immediate Draw, consummate the Acquisition.

            c. The limited waiver set forth in Section 3(a) hereof is not, nor shall it be deemed to be, a waiver of the Monthly Draw Limitation except as expressly provided in Section 3(a) under any other circumstance or waiver of any other condition, requirement, provision or breach of, or rights under, any of the Transaction Documents or any other agreement or instrument

      4.    Covenants.

            a. Disclosure of Transactions and Other Material Information. On or prior to the earlier of (i) 9:00 a.m., New York time, on the first Business Day (as defined in the Loan Agreement) following the date hereof, and
(ii) the first public announcement regarding the transactions contemplated hereby, the Borrower shall file a Form 8-K (the "FORM 8-K") with the Securities and Exchange Commission (the "SEC") describing the terms of this Agreement, the Acquisition, any other information required to be disclosed pursuant to the rules and regulations of the SEC, and including as exhibits to such Form 8-K each of this Agreement (including the exhibits and schedules hereto) and all material agreements relating to the Acquisition, in the form required by the 1934 Act. From and after the filing of this Form 8-K with the SEC, Lender shall not be in possession of any material nonpublic information received from Borrower or any of their respective officers, directors, employees or agents. The Borrower shall provide the Lender with a reasonable opportunity to review and comment upon the Form 8-K and any other public announcement regarding the transactions contemplated hereby prior to the filing or issuance thereof.

            b. Use of Proceeds. The Borrower will, or shall cause the Subsidiaries to, use the proceeds from the advancement of the Immediate Draw to fund the Acquisition, drill and complete wells, acquire additional property interests and acquire equipment and for working capital purposes.

            c. Security Deliveries. On or prior to September 28, 2007, the Borrower shall have, and shall have caused each of the Subsidiaries (including any entity which becomes a Subsidiary as a result of, or in connection with, the Acquisition) to have, delivered to Lender (in a form acceptable to Lender) a guaranty from each of the Subsidiaries guaranteeing all of the Obligations (as defined in the Security Agreement), security and pledge agreements, an opinion of Borrower's counsel, and such other documents and instruments as are necessary to provide Lender with a valid, perfected, first-priority security interest in substantially all of the assets of the Borrower and each of the Subsidiaries, each duly and validly executed by Borrower and the Subsidiaries (as applicable), including mortgages for all of the Real Property, except the properties set forth on Schedule 4(c) (the "SOUTH TEXAS PROPERTIES"), account control agreements (duly and validly executed by the relevant financial institutions) and UCC-1 financing statements (all of the foregoing, collectively, the "ADDITIONAL SECURITY DOCUMENTS"). Without limiting the foregoing, on or prior to September 28, 2007, the Borrower shall have, and shall have caused each of the applicable Subsidiaries to have, delivered to Lender all of the documents referenced in Section 6.12 of the Security Agreement. The parties hereby agree that this Agreement constitutes a request by Lender pursuant to Section 6.12(B) of the Security Agreement for the Additional Security Documents from each of the existing and future Subsidiaries, and Borrower shall be required to provide such documents upon the creation or acquisition of any future Subsidiaries without any further request by Lender pursuant to Section 6.12(B) of the Security Agreement.

      5.    Representations  and   Warranties   of   Borrower.    The  Borrower
represents and warrants to Lender that:

            a. Subsidiaries. Schedule 5(a) sets forth a true and correct list of the entities in which the Borrower, directly or indirectly, owns capital stock or holds an equity or similar interest (the "SUBSIDIARIES"). All of the capital stock of, and any other equity interests in, each of the Subsidiaries is, and at all time will be, owned directly or indirectly by the Borrower.

            b.    Authorization;  Enforcement;  Validity.  Each of the Borrower
and the Subsidiaries has the requisite corporate or other organizational power and authority to enter into and perform its obligations under this Agreement, the Loan Agreement (as amended hereby), the Revolving Note (as amended hereby), the Conveyances of Overriding Royalty Interests, the Additional Security Documents and each of the other agreements to which it is a party or by which it is bound and which is entered into by the parties hereto in connection with the transactions contemplated hereby and thereby (the "OTHER AMENDMENT AGREEMENTS"). The execution and delivery of this Agreement, the Conveyances of Overriding Royalty Interests, the Additional Security Agreements and the Other Amendment Agreements, and the consummation of the transactions contemplated hereby and thereby, have been, duly authorized by the respective boards of directors of the Borrower and the Subsidiaries, and no further consent or authorization is required by the Borrower, the Subsidiaries or their respective boards of directors or their shareholders or other equity holders. This
Agreement has been, and the Conveyances of Overriding Royalty Interests, Additional Security Documents and the other Amendment Agreements will be, duly executed and delivered by the Borrower and the Subsidiaries (as applicable), and each of the Agreement, the Loan Agreement (as amended hereby), the Revolving Note (as amended hereby), the Conveyances of Overriding Royalty Interests and the Other Amendment Documents constitutes a valid and binding obligation of each of the Borrower and the Subsidiaries, enforceable against each of the Borrower and the Subsidiaries in accordance with its terms.

            c. No Conflicts. The execution and delivery of this Agreement, the Conveyances of Overriding Royalty Interests, the Additional Security Agreements and each of the Other Amendment Agreements by each of the Borrower and the Subsidiaries, the performance by each of the Borrower and the Subsidiaries of their respective obligations hereunder, the Loan Agreement (as amended hereby), the Revolving Note (as amended hereby), the Conveyances of Overriding Royalty Interests, the Additional Security Documents, and each of the Other Amendment Agreements and the consummation by each of the Borrower and the Subsidiaries of the transactions contemplated hereby, the Loan Agreement (as amended hereby), the Revolving Note (as amended hereby), the Conveyances of Overriding Royalty Interests, the Additional Security Documents and each of the Other Amendment Agreements did not and will not (i) result in a violation of the articles of incorporation or the bylaws of the Borrower or the organizational documents of any Subsidiary; (ii) conflict with, or constitute a breach or default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a breach or default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or other remedy with respect to, any agreement, indenture or instrument to which the Borrower or any of the Subsidiaries is a party; or
(iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Borrower or any of the Subsidiaries or by which any property or asset of the Borrower or any of the Subsidiaries is bound or affected. The Borrower is not required to obtain any consent, authorization or order of, or except as required by Section 4 above, make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Agreement in accordance with the terms hereof.

            d. Real Property Leases. Schedule 5(d) contains a complete and correct list of all of the real property; facilities; and oil, gas and other mineral drilling, exploration and development rights, concessions, working interests, net revenue interests and participation interests that are leased or otherwise owned or possessed by the Borrower or any of its Subsidiaries, giving effect to the Acquisition (collectively, the "REAL PROPERTY"). The Borrower is the sole legal and equitable owner of a leasehold interest in all of the Real Property, and possesses good and marketable, indefeasible title thereto, free and clear of all Liens (as defined below) and other matters affecting title to such leasehold that could impair the ability of the Borrower or any of its Subsidiaries to realize the benefits of the rights provided to it pursuant to those certain leases and other agreements which relate to the lease of any Real Property (the "REAL PROPERTY LEASES"). All of the Real Property Leases are valid and in full force and effect and are enforceable against all parties thereto; neither the Borrower nor any of its Subsidiaries nor, to the Borrower's knowledge, any other party thereto is in default under any of such Real Property Leases. All of the Real Property Leases will remain in full force and effect upon, and permit, the consummation of the transactions contemplated hereby (including the granting of leasehold mortgages and overriding royalty interests). For purposes hereof and the other Transaction Documents, "LIEN" or "LIEN" means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind and any restrictive covenant, condition, restriction or exception of any kind that has the practical effect of creating a mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind (including any of the foregoing created by, arising under or evidenced by any conditional sale or other title retention agreement, or any financing lease having substantially the same economic effect as any of the foregoing).

            e.    Conveyances of Overriding Royalty Interests.  The Conveyances
of Overriding Royalty Interests, upon execution and delivery by the Borrower and/or its Subsidiaries thereto, (i) will legally and effectively convey perpetual overriding royalty interests in Borrower's and the Subsidiaries' current and future interests in the hydrocarbon production of all of the Override Properties, as described in the Conveyances of Overriding Royalty Interests, in each of the respective jurisdictions in which such Override Properties is located, and (ii) will provide legal descriptions of the Subject Lands (as defined in the Conveyances of Overriding Royalty Interests) sufficient to satisfy all requirements relating to such descriptions in each of such jurisdictions.

            f. Reconfirmation of Representations and Warranties in Transaction Documents. The representations and warranties of Borrower contained in the Loan Agreement and the other Transaction Documents are true and correct on the date hereof as if made on the date hereof (except for representations and warranties that speak as of a specific date, which were true and correct as of such date).

      6. Representation and Warranties of Lender. Lender represents and warrants to the Borrower that (a) Lender is a validly existing limited partnership and has the requisite partnership power and authority to enter into and perform its obligations under this Agreement, and (b) this Agreement has been duly and validly authorized, executed and delivered on behalf of Lender and is a valid and binding agreement of Lender, enforceable against Lender in accordance with its terms.

      7.    Acknowledgment of the Borrower and the Subsidiaries.   The Borrower
and   each   of   the   Subsidiaries  hereby  irrevocably  and  unconditionally
acknowledge, affirm and covenant to the Lender that:

            a. Lender is not in default under any of the Transaction Documents or otherwise has breached any obligations to the Borrower or any of the Subsidiaries; and

            b. there are no offsets, counterclaims or defenses to the Obligations (as such term is defined in each of the Loan Agreement and the Security Agreement, respectively), including the liabilities and obligations of the Borrower under the Loan Agreement (as amended hereby), the Conveyances of Overriding Royalty Interests, or to the rights, remedies or powers of Lender in respect of any of the Obligations or any of the Transaction Documents, and the Borrower and each of the Subsidiaries agrees not to interpose (and each does hereby waive and release) any such defense, set-off or counterclaim in any action brought by the Lender with respect thereto.

      8.    Avoidance of Doubt.   The  parties  hereto  hereby  agree,  for the
avoidance of doubt, that (a) the terms "LOAN AGREEMENT" as used in the Transaction Documents shall mean the Loan Agreement, as, and to the extent, amended by this Agreement, (b) the term "LOANS" as used in the Security
Agreement shall include all advances to Borrower pursuant to the Loan Agreement, as, and to the extent, amended by this Agreement; (c) the term "REVOLVING CREDIT NOTE" as used in the Transaction Documents shall mean the Revolving Note, as, and to the extent, amended by this Agreement, (d) the term "TRANSACTION DOCUMENTS" shall include the Conveyances of Overriding Royalty Interests and the Additional Security Documents, and (e) the term "OBLIGATIONS" as used in the Transaction Documents shall include all liabilities and obligations of the Borrower under this Agreement, under the Loan Agreement (as amended hereby), under the Revolving Note (as amended hereby), under the Conveyances of Overriding Royalty Interests and under the other Transaction Documents, and each of the parties hereto agrees not to take any contrary positions.

      9. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The successors and assigns of such entities shall include their respective receivers, trustees or debtors-in-possession.

      10. Further Assurances. The Borrower hereby agrees from time to time, as and when requested by Lender, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements, including secretary's certificates, and to take or cause to be taken such further or other action, as Lender may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement (as amended hereby), the Conveyances of Overriding Royalty Interests, the Additional Security Documents and the other Transaction Documents.

      11. Rules of Construction. All words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, and the use of the word "including" in this Agreement shall be by way of example rather than limitation.

      12. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

      13. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

      14. Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

      15.   No Strict  Construction.   The language used in this Agreement will
be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

      16. Merger. This Agreement, the Loan Agreement (as amended hereby), the Conveyances of Overriding Royalty Interests and the other Transaction Documents represent the final agreement of each of the parties hereto with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or prior or subsequent oral agreements, among any of the parties hereto.

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




      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the undersigned as of the date first above written.

BORROWER:

SOUTH TEXAS OIL COMPANY
By:
Name:
Title:

LENDER:

LONGVIEW FUND, L.P.
By:
Name:
Title:




                                  SCHEDULE I
                  CONVEYANCES OF OVERRIDING ROYALTY INTERESTS

Capitalized terms used but not otherwise defined in this Schedule I shall have the meanings ascribed to them in the First Amendment to Loan Agreement and Revolving Credit Note, dated September 25, 2007, between South Texas Oil Company and Longview Fund, L.P.

Borrower and/or its Subsidiaries will execute and deliver to Lender those certain Conveyances of Overriding Royalty Interests, each in a form acceptable to Lender, whereby Borrower shall, and/or shall cause the applicable Subsidiaries to, grant perpetual overriding royalty interests in Borrowers' and the Subsidiaries' current and future interests in the hydrocarbon production of all of Override Properties as follows:

      -	   Overriding  royalty  interests  of Lender in the Override Properties equal to 4% until the Override Properties produce 1,000 bbls per day net to the subject working interests for 90 consecutive days;

      -	   Thereafter, overriding royalty interests  of  Lender in the Override
      Properties equal to 3% until the Override Properties produce 2,000 bbls per day net to the subject working interests for 90 consecutive days; and

      -	   Thereafter,  overriding  royalty interests of Lender in the Override
      Properties equal to 2%.

Notwithstanding the foregoing, at any time after Borrower repays in full all of the outstanding Notes (as defined in the Security Agreement) and the Loan Agreement has been terminated, such overriding royalty interests of Lender in the Override Properties shall be 2%.



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